Exhibit 99.1

KushCo Holdings Reports Fiscal Year 2018 Results

Revenues Increased 177% Year-over-Year to approximately $52.1 million

GARDEN GROVE, Calif., November 26, 2018 – KushCo Holdings, Inc. (OTCQB: KSHB) (“KushCo” or the “Company”), the parent company of innovative industry leaders such as Kush Supply Co., Kush Energy, The Hybrid Creative, and Koleto Packaging Solutions, which provide a range of services and products for a variety of industries including the regulated cannabis and CBD industries, today reported financial results for its fiscal year 2018, for the period ended August 31, 2018.

Fiscal Year 2018 Financial Summary

•	Revenue was up 177% Year-over-Year to $52.1 million.
•	Gross margins were 24.2%, compared with 35.2% in the prior year period, this is primarily related to the year-end inventory adjustments of $2.8 million. Excluding this year end adjustment, gross margins for the year would have been 30%.
•	Net loss, including $1.0 million in depreciation expense, $23.9 million in SG&A, and $1.6 million in provisions for income tax, was approximately $10.2 million compared to net income of $69,000 in fiscal 2017.
•	Cash balance was $13.5 million as of August 31, 2018 compared to $900,000 at August 31, 2017. This increase was primarily a result of the completion of a registered direct offering for approximately $32.9 million in net proceeds in June 2018 and a $6.0 million equity investment by the Company’s strategic partner, Merida Capital Partners in February 2018.
•	Working capital was $40.2 million as of August 31, 2018 compared to $3.4 million at August 31, 2017.

Fiscal Year 2018 and Recent Operational Summary

•	Officially changed the Company’s name from Kush Bottles, Inc., to KushCo Holdings, Inc., reflecting a diversified business model, effective September 1, 2018.
•	Appointed Christopher Tedford as Chief Financial Officer, allowing Jim McCormick to transition exclusively into the Chief Operating Officer role.
•	Launched Kush Supply Co. Canada, a subsidiary based in Toronto, Ontario, with a national sales force leveraging the robust infrastructure of Kush Supply Co. distribution platform.
•	Re-branded KushCo Holdings primary business unit Kush Bottles into Kush Supply Co.
•	Launched Koleto, a division of KushCo led by president Steven Hwang, that is focused on building valuable proprietary intellectual property and designing unique FDA-compliant products.

•	Launched Kush Energy, focused on supplying the cannabis industry with tested, high quality solvents and hydrocarbons, after the completed acquisition of Summit Innovations in May 2018, and subsequently opened two hazmat facilities in Portland, OR and Seattle, WA metro areas.
•	Launched creative design capabilities for clients across several industries, following the acquisition of The Hybrid Creative in July 2018.
•	Initiated the Company’s second international expansion with a new office in the Jiangbei District of Ningbo, China, establishing a physical presence that will facilitate stronger manufacturing relationships and maintain consistent high-quality standards.
•	Engaged Manhattan Associates as the Company’s new Warehouse Management System provider and GoLeanSixSigma.com as consultants to build scalable and sustainable processes.
•	Formed a three-member Advisory Board to provide strategic advice and expertise to help accelerate growth, manage risk and enhance operational performance.
•	Opened a new warehouse facility in Worcester, Massachusetts to serve as the Company’s East Coast hub.
•	Launched three new child-resistant product lines, including three proprietary packaging lines.

Nick Kovacevich, Chairman and Chief Executive Officer, commented, “We are exceptionally pleased with the financial results we achieved during the fiscal year with revenues of $52.1 million, representing 177% growth compared to approximately $18.8 million in fiscal 2017. Our strong revenue growth was the result of dramatic growth in our most critical markets, with growing customer numbers, an increasingly diversified offering and expanded facility capabilities. Our growth was further supported by an expanded global presence with recently-opened offices in Canada and China. While we are disappointed with the impact our dramatic growth has had on margins, we believe they are short-term consequences and we’re pleased to have already implemented several initiatives to improve margins on a go-forward basis.”

“As the industry continues to develop, we have transformed our business model, now operating a diverse group of business units that are transformative leaders across several categories. Our dramatic expansion of services has enabled us to enter new markets and reach a wider customer base. This drove a number of positive trends within the business in 2018, including strong growth in customer numbers, increased spending per customer, increased product consumption and the continued investment in geographic expansion and broader product offerings. To support this growth, we have implemented several initiatives designed to improve efficiencies and to establish, build and refine stronger, scalable and sustainable processes. These steps are expected to set us up to continue to effectively capitalize on the continued growth of the industry, and we hope to achieve between $110 million and $120 million in topline revenue during fiscal year 2019,” concluded Mr. Kovacevich.

Conference Call Information

The company will also host a conference call on Monday, November 26, 2018 at 4:30 PM Eastern Time.

Participant Dial-In Numbers:

Toll-Free: 1-800-289-0571

Toll / International: 1-323-794-2597

*Participants should request the KushCo Holdings Earnings Call or provide confirmation code 4021427

The call will be webcast, with an accompanying slide deck, on the KushCo Events page of the Company website at www.kushco.com. Please visit the website at least 15 minutes prior to the call to register, download, and install any necessary audio software. A replay of the call will be available on the KushCo Events page approximately two hours after the conference call has ended.

Nick Kovacevich, Chief Executive Officer of KushCo, and Jim McCormick, Chief Operating Officer, will be answering shareholder questions at the end of the call.

To be added to the distribution list, please email ir@kushco.com with “Kush” in the subject line.

About KushCo Holdings, Inc.

KushCo Holdings, Inc. (OTCQB: KSHB) is the parent company to a diverse group of business units that are transformative leaders across several industries. KushCo Holdings’ subsidiaries and brands provide exceptional customer service, product quality, compliancy knowledge and a local presence in serving its diverse customer base.

KushCo Holdings’ brands include Kush Supply Co., a dynamic sales platform that is the nation’s largest and most respected distributor of packaging, supplies, and accessories to the cannabis and CBD industry, Kush Energy, which provides ultra-pure hydrocarbon gases and solvents, The Hybrid Creative, a premier creative design agency for clients across several industries, and Koleto Packaging Solutions, the research and development arm driving intellectual property development and acquisitions.

Founded in 2010, KushCo Holdings has now sold more than 1 billion units and regularly sells to more than 5,000 legally operated medical and adult-use dispensaries, growers, and producers across North America, South America, and Europe. KushCo Holdings subsidiaries maintain facilities in the five largest U.S. cannabis markets as well as having a local sales presence in every major U.S. cannabis market.

KushCo Holdings strives to be the industry leader for responsible and compliant products and services in the legal cannabis and CBD industry. The Company has been featured in media nationwide, including CNBC, Los Angeles Times, TheStreet.com, Entrepreneur, and business magazine Inc. While KushCo Holdings provides products and solutions to customers in the cannabis and CBD industries, it has no direct involvement with the cannabis plant or any products that contain THC or CBD.

For more information, visit www.kushco.com or call (888)-920-5874.

Forward-Looking Statements

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent the Company’s current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect the opinions of the Company’s management only as of the date of this release. Please keep in mind that the Company is not obligating itself to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as: “potential,” “look forward,” “expect,” “believe,” “dedicated,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by the Company herein are often discussed in filings the Company makes with the United States Securities and Exchange Commission (SEC), available at: www.sec.gov, and on the Company’s website, at: www.kushco.com.

KushCo Holdings Contacts

Media Contact:
Anne Donohoe / Nick Opich
KCSA Strategic Communications
212-896-1265 / 212-896-1206
adonohoe@kcsa.com / nopich@kcsa.com

Investor Contact:
Phil Carlson / Elizabeth Barker
KCSA Strategic Communications
212-896-1233 / 212-896-1203
ir@kushco.com

  STATEMENT OF OPERATIONS

	For the year ended August 31,
	2018	2017
Revenue	$52,074,839	$18,799,169
Cost of goods sold	39,494,868	12,184,083
Gross profit	$12,579,971	$6,615,086

Operating expenses:
Depreciation	1,017,164	300,841
Selling, general and administrative	23,946,427	5,933,886
Total operating expenses	24,963,591	6,234,727
Income (loss) from operations	(12,383,620)	380,359

Other income (expense)
Change in fair value of warrant liability	920,000	-
Other expense	(21,920)	(85,166)
Interest expense	(276,361)	(6,647)
Total other income (expense)	621,719	(91,813)
Income (loss) before income taxes	(11,761,901)	288,546
Income tax expense (benefit)	(1,563,029)	219,082
Net income (loss)	$(10,198,872)	$69,464

Net Income (Loss) per Share:
Basic net income (loss) per common share outstanding	$(0.16)	$0.00
Diluted net income (loss) per common share outstanding	$(0.16)	$0.00

Basic weighted average number of common shares outstanding	65,335,954	52,430,070
Diluted weighted average number of common shares outstanding	65,335,954	58,429,683

BALANCE SHEET

	August 31,	August 31,
	2018	2017
ASSETS
Current assets:
Cash	$13,466,807	$916,984
Accounts receivable, net of allowance	8,600,959	1,695,303
Prepaid expenses and other current assets	13,623,287	1,625,689
Inventory	11,813,755	3,754,171
Total current assets	47,504,807	7,992,147

Goodwill	49,564,325	34,247,344
Intangible assets, net	4,487,415	3,730,287
Deposits	250,295	50,235
Deferred tax asset	-	30,081
Property and equipment, net	4,135,090	931,763
Total Assets	$105,941,933	$46,981,857

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,821,840	$1,039,889
Accrued expenses and other current liabilities	2,738,432	993,186
Contingent cash consideration payable	754,955	1,820,000
Notes payable - current portion	61,685	689,450
Line of credit - current portion	918,124	-
Total current liabilities	7,295,035	4,542,525

Long-term liabilities:
Deferred tax liability	-	1,424,173
Notes payable	172,020	34,513
Warrant liability	14,430,000	-
Deferred rent	106,032	-
Total long-term liabilities	14,708,052	1,458,686
Total liabilities	22,003,088	6,001,211

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.001 par value, 10,0000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 265,000,000 shares authorized, 78,268,680 and 58,607,066 shares issued and outstanding, respectively	78,272	58,607
Additional paid-in capital	94,666,689	41,529,283
Accumulated deficit	(10,806,116)	(607,244)
Total stockholders’ equity	83,938,845	40,980,646
Total liabilities and stockholders’ equity	$105,941,933	$46,981,857